Results of Shareholder Votes


The Annual Meeting of Shareholders of the Trust was held on June 21, 2000, where shareholders voted on the election of trustees and the ratification of Deloitte & Touche LLP as the independent auditors.

1) With regards to the election of the following trustee by common shareholders of the Trust:

                                                                           # of Shares
                                                      ---------------------------- -------------------------
                                                               In Favor                    Withheld
-------------------------------------------------------------------------------------------------------------
Wayne W. Whalen                                                 11,877,354                  228,744


With regards to the election of the following trustee by preferred shareholders of the Trust:
                                                                           # of Shares
                                                      ---------------------------- -------------------------
                                                               In Favor                    Withheld
-------------------------------------------------------------------------------------------------------------
Rod Dammeyer                                                        530


The other trustees of the Trust whose terms did not expire in 2000 are David C. Arch, Howard J Kerr, Theodore A. Myers, Richard F. Powers, III and
Hugo F. Sonnenschein.



2.) With regards to the ratification of Deloitte & Touche LLP as the independent auditors for the Trust, 11,886,318 shares voted in favor of the proposal, 51,614 shares voted against and 168,696 shares abstained.